EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 33-97450, No. 33-86116, No. 333-14601 and No. 333-48446) on Form S-8 of PVF Capital Corp. of our report dated August 31, 2007, relating to the consolidated statements of financial condition of PVF Capital Corp. as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended June 30, 2007, 2006, and 2005 and our report dated the same date on PVF Capital Corp.’s management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting of PVF Capital Corp., which reports are included in Form 10-K for PVF Capital Corp. for the year ended June 30, 2007.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Cleveland, Ohio
September 13, 2007